Exhibit 99.1

Sound Financial Bancorp, Inc. Reports 2nd Quarter Net Income of $1.2 million or $0.48 per share

Seattle, Wash., July 28, 2015 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended June 30, 2015, or diluted earnings per share of $0.48, as compared to net income of $1.2 million, or diluted earnings per share of $0.46, for the quarter ended March 31, 2015 and $1.2 million, or diluted earnings per share of $0.47, for the quarter ended June 30, 2014.

“For the first time in the bank’s history we exceeded $500 million in total assets at quarter end,” said Laurie Stewart, President and CEO of both Sound Financial Bancorp, Inc. and Sound Community Bank, “We are also pleased with our year to date return on assets of 1.00% and our annualized loan losses of just 5 basis points.  The economies in the markets we serve continue to prosper and allow us to further develop relationships with both businesses and consumers.”

Highlights for the quarter include:

●	Total assets increased 2.4% to $503.4 million at June 30, 2015, from $491.7 million at March 31, 2015 and increased 7.4% from $468.9 million at June 30, 2014;
●	Net loans increased 2.7% to $430.0 million at June 30, 2015, from $418.7 million at March 31, 2015 and increased 7.6% from $399.7 million at June 30, 2014;
●	Deposits increased 0.6% to $418.6 million at June 30, 2015, from $416.2 million at March 31, 2015 and increased 12.0% from $373.9 million at June 30, 2014;
●	The gain on the sale of loans was $390,000 for the three months ended June 30, 2015 compared to $396,000 for the three months ended March 31, 2015.
●	The mortgage servicing asset increased in value by $381,000, or 13.2%, to $3.3 million at June 30, 2015, from $3.0 million at March 31, 2015 and increased in value by $278,000, or 9.3%, from $3.0 million at June 30, 2014;

Capital ratios exceeded regulatory requirements for a well-capitalized financial institution at June 30, 2015.

Operating Results

Net interest income increased $42,000, or 0.9%, to $4.7 million during the quarter ended June 30, 2015, compared to $4.7 million during the quarter ended March 31, 2015 and increased $86,000, or 1.9%, from $4.6 million during the quarter ended June 30, 2014.  The change from the prior quarter was primarily a result higher loan balances and lower average outstanding borrowings.  The change from the comparable period a year ago was primarily a result of higher average loan balances and lower average outstanding borrowings partially offset by higher balances of interest-bearing deposits.

Interest expense on deposits was $661,000 for both the current and prior quarter and increased $109,000, or 19.7%, from $552,000 during the quarter ended June 30, 2014.  The increase from 2014 was primarily the result of amortization of the deposit premium from deposits acquired in the third quarter of 2014. The total cost of borrowings decreased $9,000, or 32.1%, to $19,000 during the quarter ended June 30, 2015, from $28,000 during the quarter ended March 31, 2015 and decreased $25,000, or 56.8%, from $44,000 for the quarter ended June 30, 2014.  This decrease is primarily due to lower average outstanding borrowings and a larger percentage of short-term borrowings compared to prior periods.

The net interest margin was 4.11% for the quarter ended June 30, 2015, compared to 4.06% for the quarter ended March 31, 2015 and 4.40% for the quarter ended June 30, 2014.  The decline from the year ago period is primarily a result of lower loan yields.

The provision for loan losses in the quarter ended June 30, 2015 was $200,000, compared to $100,000 for the quarter ended March 31, 2015 and $200,000 for the quarter ended June 30, 2014.  The increase from the prior quarter was primarily due to an increase to the loan portfolio during the current quarter.

Noninterest income increased $535,000, or 45.7%, to $1.7 million for the quarter ended June 30, 2015, compared to $1.2 million for the quarter ended March 31, 2015.  Noninterest income increased $586,000, or 52.3%, from $1.1 for the quarter ended June 30, 2014.  This increase was primarily the result of an appreciation in the market value of mortgage servicing rights for the linked quarter and an increase in the value of mortgage servicing rights and gain on sale of loans for the year ago period.

Noninterest expense increased $376,000, or 9.3%, to $4.4 million for the quarter ended June 30, 2015, compared to $4.0 million for the quarter ended March 31, 2015.  The increase was primarily a result of increased operations, regulatory and occupancy expenses during the current period.  Noninterest expense increased $625,000, or 16.6% for the quarter ended June 30, 2015, compared to $3.8 million for the quarter ended June 30, 2014, primarily from higher salaries and benefits, regulatory, occupancy and data processing expenses.

The efficiency ratio for the quarter ended June 30, 2015 was 68.21%, compared to 67.45% for the quarter ended March 31, 2015 and 63.60% for the quarter ended June 30, 2014.  The increase in the efficiency ratio compared to the prior quarter was primarily due to higher operations, regulatory and occupancy expense, partially offset by higher noninterest income.  The increase in the efficiency ratio compared to the year ago quarter was primarily due to higher salaries and benefits, operations, regulatory and occupancy expense, partially offset by higher net interest and noninterest income.

Balance Sheet Review, Capital Management and Credit Quality
The Company's total assets as of June 30, 2015 were $503.4 million, compared to $491.7 million at March 31, 2015 and $468.9 million as of June 30, 2014.  The increase from the prior quarter was primarily a result of higher gross loan balances, partially offset by lower investment balances cash balances.  This increase from a year ago was primarily a result of higher gross loan and cash balances which increased $30.7 million and $5.2 million, respectively, from June 30, 2014.

Investment securities available-for-sale totaled $7.9 million at June 30, 2015, compared to $8.7 million at March 31, 2015 and $14.1 million at June 30, 2014.  The quarter over quarter decrease was a result of normal principal pay downs. The year over year decrease was due to normal principal paydowns and the sale of $1.7 million of non-agency mortgage-backed securities in the first quarter of 2015.

Gross loans totaled $434.6 million at June 30, 2015, compared to $423.1 million at March 31, 2015 and $403.9 million at June 30, 2014.  At June 30, 2015, commercial and multifamily real estate loans accounted for 40.2% of the gross loan portfolio and residential real estate loans accounted for 30.2% of the portfolio.  Home equity, manufactured, and other consumer loans accounted for 14.5% of the portfolio.  Construction and land loans accounted for 10.2% of the portfolio and commercial and industrial loans accounted for the remaining 4.9% of the portfolio.

The weighted average yield on the loan portfolio was 5.01% for the quarter ended June 30, 2015, compared to 4.94% for the quarter ended March 31, 2015 and 5.17% for the quarter ended June 30, 2014.

Nonperforming assets ("NPAs"), which includes non-accrual loans, accruing loans 90 days and more delinquent, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets decreased to $2.6 million, or 0.52% of total assets, at June 30, 2015 compared to $4.0 million, or 0.81% of total assets at March 31, 2015 and increased from $2.5 million, or 0.52% of total assets at June 30, 2014.

The following table summarizes our NPAs:

Nonperforming Loans:	At June 30, 2015		At March 31, 2015		At June 30, 2014
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$1,294	49.5%	$1,247	31.4%	$934	38.0%
Home equity loans	503	19.2	445	11.2	401	16.3
Commercial and multifamily	249	9.5	1,621	40.8	764	31.0
Construction and land	41	1.6	82	2.0	-	-
Manufactured homes	54	2.1	80	2.0	39	1.6
Other consumer	91	3.5	2	0.1	4	0.2
Total nonperforming loans	2,232	85.4	3,477	87.5	2,142	87.1
OREO and Other Repossessed Assets:
One- to four- family	325	12.4	433	10.9	232	9.4
Manufactured homes	57	2.2	66	1.6	87	3.5
Total OREO and repossessed assets	382	14.6	499	12.5	319	12.9
Total nonperforming assets	$2,614	100.0%	$3,976	100.0%	$2,461	100.0%

The following table summarizes the allowance for loan losses:
	For the Quarter Ended:
Allowance for Loan Losses	June 30,	March 31,	June 30,
(in $000s, unaudited)	2015	2015	2014
Balance at beginning of period	$4,436	$4,387	$4,176
Provision for loan losses during the period	200	100	200
Net charge-offs during the period	(64)	(51)	(185)
Balance at end of period	$4,572	$4,436	$4,191

Allowance for loan losses to total loans	1.05%	1.05%	1.04%
Allowance for loan losses to total nonperforming loans	204.75%	138.24%	195.66%

The allowance for loan losses to total loans remained at 1.05% for the quarter ended June 30, 2015, compared to the prior quarter and increased from 1.04% for the quarter ended June 30, 2014.  Net charge-offs totaled $64,000 for the quarter ended June 30, 2015, compared to net charge-offs of $51,000 for the quarter ended March 31, 2015 and $185,000 for the quarter ended June 30, 2014.

Deposits increased to $418.6 million at June 30, 2015, compared to $416.2 million at March 31, 2015 and $373.9 million at June 30, 2014.  FHLB borrowings increased to $26.3 million at June 30, 2015, compared to $18.4 million at March 31, 2015 and decreased from $39.9 million at June 30, 2014.  An increase in total loans during the quarter ended June 30, 2015 led to the increase in borrowings.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles and Port Ludlow. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results for 2015 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available on our website at www.soundcb.com and on the SEC’s website at www.sec.gov.

CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(in $000s, unaudited)	June 30, 2015	March 31, 2015	June 30, 2014
Interest income	$5,410	$5,377	$5,240	0.6%	3.2%
Interest expense	680	689	596	(1.3)	14.1
Net interest income	4,730	4,688	4,644	0.9	1.9
Provision for loan losses	200	100	200	100.0	0.0
Net interest income after provision for loan losses	4,530	4,588	4,444	(1.3)	1.9
Noninterest income:
Service charges and fee income	671	645	700	4.0	(4.1)
Increase in cash surrender value of life insurance	84	84	86	0.0	(2.3)
Mortgage servicing income	214	255	80	(16.1)	167.5
Fair value adjustment on mortgage servicing rights	347	(178)	144	(294.9)	141.0
Loss on sale of securities	-	(31)	-	(100.0)	nm
Gain on sale of loans	390	396	110	(1.5)	254.5
Total noninterest income	1,706	1,171	1,120	45.7	52.3
Noninterest expense:
Salaries and benefits	2,205	2,255	1,958	(2.2)	12.6
Operations expense	1,053	903	1,009	16.6	4.4
Data processing	454	403	328	12.7	38.4
Net loss on OREO and repossessed assets	10	72	78	(86.1)	(87.2)
Other noninterest expense	678	391	402	73.4	38.4
Total noninterest expense	4,400	4,024	3,775	9.3	16.6
Income before provision for income taxes	1,836	1,735	1,789	5.8	2.6
Provision for income taxes	589	527	573	11.8	2.8
Net income	$1,247	$1,208	$1,216	3.2%	2.5%
___
Nm = not meaningful

	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
	June 30, 2015	March 31, 2015	June 30, 2014
KEY FINANCIAL RATIOS (in $000s, unaudited)
Annualized return on average assets	1.01%	0.98%	1.09%	3.1%	(7.3)%
Annualized return on average equity	9.56	9.31	10.22	2.7	(6.5)
Annualized net interest margin	4.11	4.06	4.40	1.2	(6.6)
Annualized efficiency ratio	68.21%	67.45%	63.60%	1.1%	7.2%

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter % Change	Year over Year % Change
(in 000s, except per share data, unaudited)	June 30, 2015	March 31, 2015	June 30, 2014
Basic earnings per share	$0.50	$0.48	$0.48	4.2%	4.2%
Diluted earnings per share	$0.48	$0.46	$0.47	4.3	2.1
Weighted average basic shares outstanding	2,511	2,525	2,510	(1.5)	(0.9)
Weighted average diluted shares outstanding	2,602	2,602	2,601	(1.4)	(1.4)
Common shares outstanding at period-end	2,466	2,526	2,516	(2.4)	(2.0)
Book value per share	$21.02	$20.48	$19.15	2.6%	9.8%

CONSOLIDATED BALANCE SHEET				Sequential Quarter % Change	Year over Year % Change
(in $000's, unaudited)	June 30, 2015	March 31, 2015	June 30, 2014
ASSETS
Cash and cash equivalents	$34,087	$35,223	$28,866	(3.2)%	18.1%
Securities available-for-sale, at fair value	7,901	8,717	14,082	(9.4)	(43.9)
Loans held-for-sale	3,061	1,426	1,921	114.7	59.3
Total loans, gross	434,597	423,100	403,938	2.7	7.6
Allowance for loan losses	(4,572)	(4,436)	(4,191)	3.1	9.1
Loans, net	430,025	418,664	399,747	2.7	7.6
Accrued interest receivable	1,494	1,448	1,391	3.2	7.4
Bank-owned life insurance, net	11,576	11,492	11,235	0.7	3.0
OREO and other repossessed assets, net	382	499	319	(23.4)	19.7
Mortgage servicing rights, at fair value	3,271	2,890	2,993	13.2	9.3
FHLB stock, at cost	1,645	2,200	2,270	(25.2)	(27.5)
Premises and equipment, net	5,739	5,604	2,006	2.4	186.1
Other assets	4,266	3,545	4,110	20.3	3.8
Total assets	503,447	491,708	468,940	2.4%	7.4%
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Interest-bearing deposits	367,172	368,431	328,984	(0.3)%	11.6%
Noninterest-bearing deposits	51,457	47,789	44,928	7.7	14.5
Total deposits	418,629	416,220	373,912	0.6	12.0
Accrued interest payable and other liabilities	6,730	5,296	6,942	27.1	(3.1)
Borrowings	26,256	18,417	39,899	42.6	(34.2)
Total liabilities	451,615	439,933	420,753	2.7%	7.3%
Shareholders' Equity:
Common stock	25	25	25	0.0%	0.0%
Paid-in capital	23,715	23,618	23,169	0.4	2.4
Unearned shares – ESOP	(1,140)	(1,140)	(1,369)	0.0	(16.7)
Retained earnings	29,046	29,107	26,239	(0.2)	10.7
Accumulated other comprehensive gain	186	165	123	12.7	51.2
Total shareholders' equity	51,832	51,775	48,187	0.1	7.6
Total liabilities and shareholders' equity	$503,447	$491,708	$468,940	2.4%	7.4%

CREDIT QUALITY DATA (in $000's, unaudited)	June 30, 2015	March 31, 2015	June 30, 2014	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$1,422	$1,223	$678	16.3%	109.7%
Loans 90+ days past due and still accruing	-	-	122	nm	(100.0)
Nonperforming TDRs	811	1,987	1,342	(59.2)	(39.6)
Total nonperforming loans	2,233	3,210	2,142	(30.4)	4.2
OREO and other repossessed assets	382	499	319	(29.5)	19.7
Total nonperforming assets	2,615	3,709	2,461	(34.2)	6.3
Performing TDRs on accrual	5,981	4,868	4,905	22.9	21.9
Net charge-offs during the quarter	64	51	185	25.5	(65.4)
Provision for loan losses during the quarter	200	100	200	100.0	0.0
Allowance for loan losses	4,572	4,436	4,191	3.1	9.1
Allowance for loan losses to total loans	1.05%	1.05%	1.04%	0.0	1.0
Allowance for loan losses to total nonperforming loans	204.75%	138.24%	195.66%	48.1	4.6
Nonperforming loans to total loans	0.51%	0.82%	0.53%	(37.8)	(3.8)
Nonperforming assets to total assets	0.52%	0.81%	0.52%	(35.8)%	0.0%

OTHER PERIOD-END STATISTICS
(unaudited)
Sound Community Bank:
Loan to deposit ratio	102.72%	100.59%	106.91%	2.1%	(3.9)%
Noninterest-bearing deposits / total deposits	12.29	11.48	12.02	7.1	2.2
Leverage ratio	10.21	9.87	10.37	3.4	(1.5)
Common Equity Tier 1 risk-based capital ratio(1)	12.41	12.87	n/a	(3.5)	nm
Tier 1 risk-based capital ratio	12.41	12.87	12.99	(3.5)	(4.4)
Total risk-based capital ratio	13.54%	14.04%	14.17%	(3.5)	(4.4)
Total risk-weighted assets	404,861	376,311	355,284	7.6%	13.9%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	492,846	492,472	448,034	0.1%	10.0%
Average total equity for the quarter	52,151	51,875	47,575	0.5%	9.6%

(1)	The Common Equity Tier 1 (CET1) ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015. Under BASEL III, the regulatory capital requirements to be considered well capitalized are 5% for Leverage-based capital, 6.5% for CET1, 8% for Tier 1 risk-based capital and 10% for total risk-based capital.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305